Exhibit 10.3

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement, dated June 7, 2024 (the “Termination Agreement”), between NuZee, Inc., a Nevada corporation, having its principal place of business at 2865 Scott St. Suite 107, Vista, California 92081 (the “Company”), and Masateru Higashida, an individual who was the Director and Chief Executive Officer of the Company (“Mr. Higashida” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into an Executive Employment Agreement, dated August 15, 2017 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its provisions , the “Agreement”);

WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreement.

2. Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of the date first written above (the “Termination Date”). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except for (a) any rights and obligations of the Parties that are expressly designated to survive the termination of the Agreement and (b) any other rights and obligations of the Parties that come into being or effect upon the termination of the Agreement, in each case under clause (a) and clause (b), subject to the terms and conditions of this Termination Agreement.

3. Certain Rights and Obligations/Termination Payment.

As material consideration for the covenants, agreements, and undertakings of the Parties under this Termination Agreement:

(a) On or before June 30, 2024 following the full execution of this Termination Agreement, Company shall pay Mr. Higashida an amount equal to $175,500 to such bank account as designated by Mr. Higashida, and issue a certain number of shares of restricted stock units of the Company (the “RSU Package”) with the value of $175,500, which shall be vested on April 30, 2025 (collectively the “Termination Payment”).

(b) Mr. Higashida hereby agrees with the Company that all remuneration or compensation arising out of or relating to the Agreement and any other remuneration or compensation owed by the Company to Mr. Higashida shall hereby be extinguished and irrevocably waived by Mr. Higashida.

4. Mutual Release.

(a) In consideration of the covenants, agreements, and undertakings of the Parties under this Termination Agreement, each Party (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, managers, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement or any other remuneration or compensation owed by the Company to Mr. Higashida, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination Agreement (including any surviving indemnification obligations under the Agreement).

(b) Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 4, and which, if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section 4. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

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5. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b) The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d) It (i) knows of no Claims against the other Party relating to or arising out of the Agreement or any other remuneration or compensation owed by the Company to Mr. Higashida that are not covered by the release contained in Section 4 and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

(e) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS TERMINATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 5.

6. Reserved.

7. Confidentiality. Subject to the terms and conditions of Section 8(a), each Party acknowledges the confidential nature of the terms and conditions of this Termination Agreement (collectively, the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s /affiliates, employees, advisors, and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Termination Agreement. Each Party shall be responsible for any breach of this Section 7 caused by any of its affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, if any Confidential Information is permissibly disclosed pursuant to Section 8(a), such information will no longer be deemed “Confidential Information” for the purposes of this Section 7.

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8. Publicity and Announcements.

(a) Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded or (iii) in connection with enforcing its rights under this Termination Agreement.

(b) Neither Party shall make, publish, or communicate to any person or entity or in any public forum any comments or statements (written or oral) that intentionally seek to denigrate or disparage, or are detrimental to, the reputation or stature of the other Party or its businesses, or any of its employees, directors, officers, or managers, and existing and prospective customers, suppliers, investors, and other associated third parties.

9. Miscellaneous.

(a) All notices, requests, consents, claims, demands, waivers, summons, and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 9(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 9(a).

(b) This Termination Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding relating to this Agreement must be instituted in the federal or state courts located in New York. Each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail in accordance with Section 9(a) will be effective service of process for any suit, action, or other proceeding brought in any such court.

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(c) This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(d) Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement, without the prior written consent of the other party.

(e) This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(f) For purposes of this Termination Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Termination Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g) The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.

(h) If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(i) This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(j) Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Termination Agreement (including the fees and expenses of its advisors, accountants, and legal counsel).

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement on the date first written above.

NuZee, Inc.

By
Name:	Randy Weaver
Title:	Chief Financial Officer

Masateru Higashida

By
Name:	Masateru Higashida

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